Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

PGI Reports Full Year and Fourth Quarter 2014 Results

For Immediate Release

Wednesday, April 1, 2015

Charlotte, N.C. --- Polymer Group, Inc. (“PGI” or the “Company”) reported results of operations for the year and fourth quarter ended December 31, 2014.

2014 Highlights:

•	Acquisitions, Core Market Momentum, Growth Initiatives and Investments Resulted in Substantial Volume Growth

◦
Net sales increased $645.1 million to $1.86 billion in fiscal 2014 compared with $1.21 billion in fiscal 2013. The Fiberweb and Providência acquisitions contributed $393.8 million and $194.3 million, respectively, in incremental growth.

◦	Excluding acquisitions, volumes increased 4.3% compared to the prior year period.

◦
Every segment generated incremental volume growth in 2014. Our Asia segment benefited from higher volumes in the healthcare and hygiene markets and supported by recent capacity expansions.  The stabilization of underlying demand in the healthcare, hygiene and wipes markets drove growth in Europe. South America benefited from higher demand for wipes and specialty products while North America volumes increased as a result of increased demand in the hygiene and construction markets. After special charges and foreign currency movements, net loss attributable to PGI was $115.3 million.

•	Adjusted EBITDA Increases as a Result of Global Transformation Initiatives

◦	Adjusted EBITDA, before giving pro forma effect to acquisition impacts, increased 60.1% to $218.8 million from $136.7 million in 2013.

◦
Pro forma Adjusted EBITDA, including the pro forma results of the Providência Acquisition prior to the acquisition date of June 11, 2014 and estimated unrealized synergies for both the Providência and Fiberweb acquisitions, was $260.0 million.

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PGI Reports Full Year 2014 Results

◦
The increase in Adjusted EBITDA was the result of an array of factors including acquisitions, growth in core markets, manufacturing efficiencies, global cost optimization, raw material cost management and focus on operational excellence.

Note: This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

PGI’s Chief Executive Officer, J. Joel Hackney Jr., stated, “From every perspective, 2014 was an exceptional year for PGI as the global transformational initiatives that began in late 2013 and into this year generated significant growth for our business. As the result of our strategic acquisitions, incremental volume growth in every global region, and growth investments in technology, capacity expansion and operational improvements, PGI generated record net sales and Adjusted EBITDA.  In 2014, we successfully expanded our global footprint, became a more diversified business with a significantly wider range of products for use in a broader array of applications, increased the scope of our customer base and very importantly, improved our strategic value to customers across the world.”

FULL YEAR 2014 RESULTS

As previously announced, the Company completed the acquisition of Providência on June 11, 2014 (the "Providência Acquisition Date"), whereby the Company acquired a 71.25% controlling interest in Providência. The results of operations of Providência have been included in the Company's operating results since the Providência Acquisition Date. In addition, the Company completed the acquisition of Fiberweb on November 15, 2013 (the "Fiberweb Acquisition Date"), whereby Fiberweb became a wholly-owned subsidiary of the Company. The results of operations of Fiberweb have been included in the Company's operating results since the Fiberweb Acquisition Date.

In light of the recent acquisition of Providência, the Company realigned its internal reporting structure during the third quarter of 2014 to more closely reflect our new organizational structure and business focus. Reportable segments are as follows: North America, South America, Europe and Asia. The operations previously reported in the Oriented Polymers segment are now included within the North America segment, along with the operations in Mexico. The Europe and Asia segments remain unchanged. Prior-year information has been updated to conform to the current year presentation.

For the fiscal year ended December 31, 2014, total net sales were $1.86 billion. Total sales volumes increased $640.3 million compared with the fiscal year ended December 28, 2013, primarily driven by the contributions from our acquisitions, with Fiberweb contributing an incremental $393.8 million of net sales for the period and Providência providing $194.3 million of net sales since the date of acquisition. Excluding acquisitions, volumes increased 4.3% or $52.2 million. Incremental growth of 12.8% or $22.5 million in Asia was driven by higher volumes sold in the healthcare and hygiene markets, both of which were supported by our recent capacity expansions. In Europe, stabilization of underlying demand in the healthcare, hygiene and wipes markets 13.0% or $13.1 million of incremental volume growth. Improvements in the wipes and technical specialties markets provided 3.3% or $5.1 million of incremental volume growth in South America. Volumes increased 2.0% or $11.5 million in North America, primarily driven by the hygiene and construction markets. However, these improvements were partially offset by lower wipes volume driven by the reduction in demand of a key customer. In addition, lower filtration volume was driven by the exit of certain low margin customers during the year.

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PGI Reports Full Year 2014 Results

For the fiscal year ended December 31, 2014, net selling prices increased $4.7 million compared with the fiscal year ended December 28, 2013. The pricing increase was primarily driven by higher net selling prices of $4.6 million in North America, which reflects the positive impact of certain pricing initiatives implemented during the year and the pass-through of higher raw material costs to our customers. In addition, we experienced pricing improvements of $2.7 million in South America. The pricing increase, which primarily resulted from our passing through higher raw material costs associated with index-based selling agreements and market-based pricing trends, more than offset lower selling prices of $1.6 million in Europe. Lower net selling prices in Asia impacted net sales by $1.0 million. The decrease, a result of a larger proportion of current year sales in the hygiene market compared with more prior year sales in the healthcare market (which have higher average selling prices), was also impacted by a competitive pricing environment.

Gross profit for the fiscal year ended December 31, 2014 was $333.5 million, a $137.4 million increase compared with the fiscal year ended December 28, 2013. The primary driver of the increase related to the contributions from Fiberweb, which represented an incremental $95.8 million for the period, including contributions associated with integration synergies. In addition, contributions from Providência were $33.9 million, including $4.5 million related to the non-recurring amortization expense of the inventory step-up established as a result of the acquisition as well as the negative impact of start-up inefficiencies in Brazil as certain lines were returning to normal operations during the second half of the year after being temporarily shut down in the second quarter due to required alterations to meet safety regulations.

Volume and price increases further provided incremental gross profit. In addition, the $2.1 million reduction of our labor component of cost of goods sold reflects the positive benefits of our cost reduction initiatives. However, these amounts were partially offset by lower net spreads (the difference between the change in raw material costs and selling prices) of $14.0 million as raw material costs increased, impacting each of the North America, South America and Asia segments. Other costs that impacted gross profit include an $8.3 million increase to our overhead component of cost of goods sold. The increase, primarily related to the increase in volume-related costs, was partially offset by manufacturing efficiencies in North America and South America. As a result, gross profit as a percentage of net sales for fiscal year ended December 31, 2014 increased to 17.9% from 16.1% for the fiscal year ended December 28, 2013.

Selling, general and administrative expenses for the fiscal year ended December 31, 2014 were $254.3 million, a $101.1 million increase compared with the fiscal year ended December 28, 2013. The increase was primarily related to the inclusion of Fiberweb, which added an incremental $61.3 million of costs for the period. In addition, expenses related to our recent acquisition of Providência added $32.1 million to selling, general and administrative expenses. Other selling general and administrative expenses increased $7.7 million compared to the prior year. Factors that contributed to the increase include higher incentive compensation and Blackstone-related management fees as well as increased selling, marketing and freight expenses associated with higher volumes. In addition, we incurred higher employee-related expenses and costs related to third-party fees and expenses. These amounts were partially offset by lower non-cash stock compensation, depreciation and amortization expense. As a result, selling, general and administrative expenses as a percentage of net sales increased to 13.7% for the fiscal year ended December 31, 2014 from 12.6% for the fiscal year ended December 28, 2013. The fiscal year ended December 28, 2013 included costs related to the announced retirement of our previous Chief Executive Officer and appointment of our new Chief Executive Officer. Amounts recorded totaled $6.5 million, which included $2.0 million of non-cash stock compensation expense.

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PGI Reports Full Year 2014 Results

Special charges were $59.2 million for the fiscal year ended December 31, 2014. We recognized $24.4 million related to professional fees and other transaction costs associated with our acquisition of Providência as well as $14.6 million of costs associated with the integration of Fiberweb. Restructuring and plant realignment costs, primarily associated with Fiberweb integration activity, totaled $9.7 million. Special charges were $33.2 million for the fiscal year ended December 28, 2013 and included $18.3 million related to professional fees and other transaction costs associated with the acquisition of Fiberweb. In addition, we incurred $8.6 million related to restructuring and plant realignment costs as well as $2.3 million related to a non-cash fixed asset impairment change in our South America segment.

Operating income for the fiscal year ended December 31, 2014 was $18.2 million compared with operating income of $7.2 million in the fiscal year ended December 28, 2013. The overall increase was primarily driven by the contributions from our acquisitions of Fiberweb and Providência, offset by higher special charges.

Interest expense for the fiscal year December 31, 2014 was $96.2 million, of which $37.0 million relates to incremental indebtedness used to fund our recent acquisitions. Foreign currency and other, net was an expense of $27.1 million during the period. The main driver of the expense related to foreign currency losses on non-operating assets and liabilities, primarily impacting South America and Europe as the U.S. dollar strengthened considerably during second half of the year impacting the translation of U.S. dollar-denominated intercompany loans. Other items include $5.3 million attributable to the decline in the fair value of certain currency contracts in place associated with the Providência Acquisition. These amounts were partially offset by the settlement of a foreign exchange contract associated with the Providência purchase price. In addition, we incurred $15.7 million related to certain changes to our debt structure, which are included within Debt modification and extinguishment costs. Income tax during the year was a benefit of $1.5 million.

As a result of the above, the Company reported a net loss of $115.3 million for the fiscal year ended December 31, 2014 compared with a net loss of $24.9 million for the fiscal year ended December 28, 2013. Adjusted EBITDA, excluding pro forma impact for the acquisitions and unrealized synergies for the fiscal year ended December 31, 2014 was $218.8 million compared with $136.7 million for the fiscal year ended December 28, 2013. Adjusted EBITDA, including the pro forma impacts of above, was $260.0 million. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

FOURTH QUARTER 2014 RESULTS

Net sales were $499.4 million for the fourth quarter of 2014 compared with $347.3 million for the fourth quarter of 2013. Contributions from the Fiberweb and Providência acquisitions contributed $52.9 million and $82.5 million, respectively, to the year-over-year increase. Additionally, organic volumes increases contributed sales of $23.2 million, representing comparative growth of 7.9% over the fourth quarter of 2013. Hygiene volumes were up in all regions compared to the prior year. Additionally, healthcare volumes in Asia and wipes volumes in North America contributed to year-over-year growth during the quarter. During the fourth quarter, foreign currency impacts due to the strengthening of the U.S. dollar negatively impacted sales by $6.5 million compared to the fourth quarter of 2013.

Gross profit for the quarter ended December 31, 2014 was $92.0 million, a $40.4 million increase compared with the prior year period. The primary driver of the increase related to the contributions

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PGI Reports Full Year 2014 Results

from Fiberweb, which represented and incremental $23.1 million for the period, including contributions associated with integration synergies. In addition, contributions from Providência were $19.4 million.

Increases in net sales within each of our geographic regions, primarily in North America and Europe, further provided incremental gross profit. However, for the three months ended December 31, 2014, net selling prices were relatively stable compared to the three months ended December 28, 2013. During the same period, raw material costs were up $3.8 million as costs were increasing during the quarter resulting in a lower spread over raw materials due primarily to the lag between the increases in raw material costs and the time to reflect the higher costs in the selling prices. Other costs that impacted gross profit include $2.9 million increase to our overhead component of cost of goods sold, primarily related to manufacturing costs in South America. As a result, gross profit as a percentage of net sales for the three months ended December 31, 2014, increased to 18.4% from 14.9% for the three months ended December 28, 2013.

Selling, general and administrative expenses for the three months ended December 31, 2014 were $68.8 million, a $22.8 million increase compared with the three months ended December 28, 2013. The increase was primarily related to the inclusion of Fiberweb, which added an incremental $7.1 million of costs for the period. In addition, expenses related to our recent acquisition of Providência added $13.3 million to selling, general and administrative expenses. Other selling general and administrative expenses increased $2.2 million compared with the prior year. Factors that contributed to the increase include higher incentive compensation and Blackstone-related management fees as well as increased selling and marketing expenses. As a result, selling, general and administrative expenses as a percentage of net sales increased to 13.8% for the three months ended December 31, 2014 from 13.2% for the three months ended December 28, 2013.

Special charges were $11.3 million for the fourth quarter of 2014 and included $9.7 million related to professional fees and other transaction costs associated with our acquisition of Providência and Fiberweb integration costs. In addition, we incurred $2.1 million costs related to the relocation of our manufacturing facility in China. Special charges were $22.5 million for the fourth quarter of 2013, primarily associated with the Fiberweb Acquisition and restructuring and plant realignment activities.

Operating income for the fourth quarter of 2014 was $12.7 million compared with an operating loss of $17.5 million in the fourth quarter of 2013. The overall increase in operating income was primarily driven by increased profit contribution from sales growth and acquired businesses, combined with lower special charges.

Interest expense for the fourth quarter of 2014 was $28.5 million compared with $18.4 million for the prior year period. The increase is driven by the higher debt balances incurred to finance the acquisitions. Foreign currency and other, net was an expense of $15.5 million during the period. The main driver of the expense related to foreign currency losses on non-operating assets and liabilities, primarily impacting South America and Europe as the U.S. dollar strengthened considerably during the quarter. Other items include $2.9 million attributable to the decline in the fair value of certain currency contracts in place associated with the Providência Acquisition. Income tax during the quarter was a benefit of $0.7 million and earnings attributable to noncontrolling interests resulted in income of $0.3 million.

As a result of the above, the Company reported a net loss attributable to PGI of $30.7 million for the fourth quarter of 2014 compared with a net loss of $2.6 million for the fourth quarter of 2013. Adjusted EBITDA for the fourth quarter of 2014 was $56.9 million compared with $37.8 million for the fourth

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PGI Reports Full Year 2014 Results

quarter of 2013. Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income attributable to PGI below.

FINANCIAL METRICS

Net debt (defined as total debt less cash balances) as of December 31, 2014 was $1,304.3 million compared with $810.6 million as of December 28, 2013. Capital expenditures for the fiscal year ended December 31, 2014 and December 28, 2013 were $82.5 million and $54.6 million, respectively. Operating working capital (defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities) was $100.1 million as of December 31, 2014, or 5.0% of annualized net sales, compared with $43.2 million as of December 28, 2013, or 2.7% of annualized net sales.

Polymer Group, Inc. is a leading innovator and manufacturer of specialty materials used in infection prevention, personal care and high-performance solutions. With 22 locations in 14 countries, an employee base of approximately 4,600 employees and the broadest range of process technologies in the industry, PGI is a global supplier to leading consumer and industrial product manufacturers. PGI's manufacturing facilities are strategically located near many key customers, working closely with them to provide engineered solutions to meet increasing demand for more sophisticated products.

EARNINGS CONFERENCE CALL

PGI will conduct an investor conference call, including presentation slides, starting at 10:30 a.m. ET on Wednesday, April 1, 2015. A live webcast of the conference call and presentation material can be accessed by visiting PGI's investor relations website at www.polymergroupinc.com. The number to call for the live interactive teleconference is (866) 700-6293 or (617) 213-8835 and entering the passcode, 29079892. A replay of the conference call will be available until April 8, 2015, by dialing (888) 286-8010 or (617) 801-6888 and entering the passcode, 38135229. After the conclusion of the conference call, a webcast replay will be made available at www.polymergroupinc.com.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward‑looking statements speak only as of the date of this release. Important factors that could cause actual results to differ materially from those discussed in such forward‑looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes to selling prices to customers which are based, by contract, on an underlying raw material index; the ability to meet existing debt covenants or obtain necessary waivers; achievement of objectives for strategic acquisitions and dispositions; the ability to achieve successful or timely start-up of new or modified production lines; reliance on major customers and suppliers; domestic and foreign competition; information and technological advances; risks related to operations in foreign jurisdictions; and changes in, compliance with, and liabilities under, environmental laws and regulations, including climate change-related legislation and regulation. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group,

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PGI Reports Full Year 2014 Results

Inc. with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:
Dennis Norman
Chief Financial Officer
(704) 697-5186
normand@pginw.com

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PGI Reports Full Year 2014 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Three Months Ended December 31, 2014	Three Months Ended September 27, 2014	Three Months Ended December 28, 2013
Net sales	$499,419	$498,013	$347,263
Cost of goods sold	(407,454)	(417,521)	(295,663)
Gross profit	91,965	80,492	51,600
Selling, general and administrative expenses	(68,781)	(65,796)	(46,012)
Special charges, net	(11,317)	(14,893)	(22,541)
Other operating, net	813	2,266	(537)
Operating income (loss)	12,680	2,069	(17,490)
Other income (expense):
Interest expense	(28,548)	(28,782)	(18,382)
Debt modification and extinguishment costs	—	(4,987)	(3,334)
Foreign currency and other, net	(15,457)	(26,588)	(8,829)
Income (loss) before income taxes	(31,325)	(58,288)	(48,035)
Income tax (provision) benefit	673	1,137	45,468
Net income (loss)	(30,652)	(57,151)	(2,567)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	273	(1,923)	(34)
Net income (loss) attributable to Polymer Group, Inc.	$(30,925)	$(55,228)	$(2,533)

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PGI Reports Full Year 2014 Results

POLYMER GROUP, INC.
Consolidated Statements of Operations
(In Thousands)

Unaudited

	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Net sales	$1,859,914	$1,214,862
Cost of goods sold	(1,526,406)	(1,018,806)
Gross profit	333,508	196,056
Selling, general and administrative expenses	(254,280)	(153,188)
Special charges, net	(59,185)	(33,188)
Other operating, net	(1,845)	(2,512)
Operating income (loss)	18,198	7,168
Other income (expense):
Interest expense	(96,153)	(55,974)
Debt modification and extinguishment costs	(15,725)	(3,334)
Foreign currency and other, net	(27,083)	(8,851)
Income (loss) before income taxes	(120,763)	(60,991)
Income tax (provision) benefit	1,523	36,024
Net income (loss)	(119,240)	(24,967)
Less: Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)	(34)
Net income (loss) attributable to Polymer Group, Inc.	$(115,297)	$(24,933)

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PGI Reports Full Year 2014 Results

POLYMER GROUP, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

Unaudited

	December 31, 2014	December 28, 2013
ASSETS

Current assets:
Cash and cash equivalents	$178,491	$86,064
Accounts receivable, net	247,727	194,827
Inventories, net	173,701	156,074
Other current assets	105,897	61,414
Total current assets	705,816	498,379

Property, plant and equipment, net	870,230	652,780
Goodwill and intangible assets, net	399,465	284,727
Other noncurrent assets	59,662	28,634
Total assets	$2,035,173	$1,464,520

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$321,313	$307,731
Current portion of long-term debt and short-term borrowings	49,557	16,269
Other current liabilities	19,853	4,955
Total current liabilities	390,723	328,955

Long-term debt	1,433,283	880,399
Deferred consideration	42,440	—
Other noncurrent liabilities	103,347	95,427
Total liabilities	1,969,793	1,304,781

Redeemable noncontrolling interest	89,181	—

Total equity	(23,801)	159,739
Total liabilities and equity	$2,035,173	$1,464,520

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PGI Reports Full Year 2014 Results

NON-GAAP FINANCIAL MEASURES

We believe that the most directly comparable GAAP measure to Adjusted EBITDA is Net income (loss) attributable to Polymer Group, Inc. The following tables reconcile Net income (loss) attributable to Polymer Group, Inc. to Adjusted EBITDA for the periods presented:

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the Company’s financial performance that is different from measures calculated and presented in accordance with GAAP within the meaning of applicable Securities and Exchange Commission rules. A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the Company’s indentures and credit agreements, Adjusted EBITDA is generally calculated as net income (loss) before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude and certain other items permitted in calculating covenant compliance under the indentures governing the Senior Secured Notes and the Senior Notes and the credit agreements governing the Term Loans and in our ABL Facility. With certain exceptions, it is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans. In addition, the Company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

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PGI Reports Full Year 2014 Results

POLYMER GROUP, INC.
Selected Financial Data
(In Thousands)

Unaudited

	Three Months Ended December 31, 2014	Three Months Ended September 27, 2014	Three Months Ended December 28, 2013	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
Selected Financial Data
Depreciation and amortization	$28,239	$35,103	$21,676	$112,557	$71,497
Amortization of loan acquisition costs	1,728	1,670	2,975	5,698	4,796
Capital expenditures	28,648	20,009	19,143	82,457	54,642
U.S. manufacturing line operating lease expense	2,067	2,067	2,067	8,268	8,268
Non-cash compensation	362	504	534	1,931	3,990

Special charges, net
Restructuring and plant realignment costs	$(533)	$250	$6,885	$9,713	$8,633
Acquisition and integration costs	9,743	6,975	12,123	39,078	18,343
Non-cash impairment charges	—	6,851	2,213	6,851	2,259
Other	2,107	817	1,320	3,543	3,953
Total	$11,317	$14,893	$22,541	$59,185	$33,188

Adjusted EBITDA	Three Months Ended December 31, 2014	Three Months Ended September 27, 2014	Three Months Ended December 28, 2013	Fiscal Year Ended December 31, 2014	Fiscal Year Ended December 28, 2013
The following table reconciles Adjusted EBITDA from the most comparable GAAP measure:
Net income (loss) attributable to Polymer Group, Inc.	$(30,925)	$(55,228)	$(2,533)	$(115,297)	$(24,933)
Noncontrolling interests	273	(1,923)	(34)	(3,943)	(34)
Interest expense	28,548	28,782	18,382	96,153	55,974
Income and franchise tax	167	(1,036)	(45,338)	(297)	(35,658)
Depreciation and amortization	28,239	35,103	21,676	112,557	71,497
Purchase accounting adjustments	(677)	1,750	7,288	6,976	7,288
Non-cash compensation	362	504	873	1,931	4,329
Special charges, net	11,317	14,893	22,541	59,185	33,188
Foreign currency and other, net	15,826	25,085	9,497	32,531	11,689
Debt modification and extinguishment	—	4,987	3,334	15,725	3,334
Severance and relocation expenses	889	633	816	3,542	4,943
Unusual or non-recurring charges, net	1,623	649	222	2,899	958
Business optimization expenses	131	999	95	1,263	319
Management, monitoring and advisory fees	1,138	2,733	976	5,546	3,855
Adjusted EBITDA	$56,911	$57,931	$37,795	$218,771	$136,749

Note: Prior periods have been adjusted to reflect updated purchase accounting valuations for the Fiberweb acquisition.

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PGI Reports Full Year 2014 Results

POLYMER GROUP, INC.
Selected Financial Data (Continued)
(In Thousands)

Unaudited

Adjusted EBITDA	Trailing Twelve Months Ended December 31, 2014

Net income (loss) attributable to Polymer Group, Inc.	$(115,297)
Earnings attributable to noncontrolling interest and redeemable noncontrolling interest	(3,943)
Interest expense	96,153
Income and franchise tax	(297)
Depreciation and amortization	112,557
Purchase accounting adjustments	6,976
Non-cash compensation	1,931
Special charges, net	59,185
Foreign currency and other, net	32,531
Loss on debt modification	15,725
Severance and relocation expenses	3,542
Business optimization expenses	1,263
Management, monitoring and advisory fees	5,546
Other	2,899
Adjusted EBITDA before contributions from acquisitions and contributions from estimated synergies	218,771
Contributions from acquisitions	13,366
Contributions from estimated synergies	27,840
Adjusted EBITDA (Term Loans)	$259,977

Notes:
Prior periods have been adjusted to reflect updated purchase accounting valuations for the Fiberweb acquisition.
Pro forma Adjusted EBITDA contribution from Providência for pre-acquisition periods have been updated to reflect refined estimates of the impacts of the application of PGI accounting policies.

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